Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President-Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Ruth E. Venning, Director-Corporate Relations
(312) 592-5327 ruth.venning@teldta.com

Julie D. Mathews, Manager-Investor Relations
(312) 592-5341 julie.mathews@teldta.com

TDS TO RESTATE 2003 AND 2002 FINANCIAL STATEMENTS FOR NON-CASH ITEMS;
RESCHEDULES DATE OF ANNUAL MEETING OF SHAREHOLDERS
Notes Strong First Quarter Net Adds and Low Churn for U.S. Cellular

FOR RELEASE: IMMEDIATE

CHICAGO –April 19, 2004 – Telephone and Data Systems, Inc. [AMEX:TDS] today announced that it will restate its financial statements for the years ended December 31, 2003 and 2002. The company will also restate interim quarterly financial information for those years. The restatement is expected to reflect only a reclassification between goodwill and licenses for wireless operations and the recording of additional deferred taxes, and non-cash expenses related to these items. The adjustments are not expected to have any effect on revenues, cash or cash flows.

The restatement relates to the implementation of Statement of Financial Accounting Standards (SFAS) 141, “Business Combinations” and SFAS 142, “Goodwill and other Intangible Assets” as well as the application of deferred taxes under SFAS 109, “Accounting for Income Taxes” in connection with licenses and goodwill. After a thorough review, the company determined that it would be appropriate to change its accounting for licenses, goodwill and related deferred taxes under these accounting statements. The restatements involve the reclassification of certain amounts from goodwill to licenses as of January 1, 2002, and recording of the non-cash deferred tax effects resulting from this reclassification. These adjustments resulted in higher license values, which required the company to record a non-cash cumulative effect of an accounting change in 2002 and non-cash impairment charges to licenses in 2003.

The restatement is expected to increase licenses by approximately $230 million, decrease goodwill by approximately $139 million and increase net deferred income tax liability by approximately $91 million as a result of implementation of SFAS 142 on January 1, 2002. In 2002, the cumulative effect of an accounting change will increase the previously reported net loss by approximately $10 million. In 2003, the restatement is expected to decrease the previously reported net income by approximately $14 million.

As a result of the restatements, the company is rescheduling the date of its 2004 annual meeting of shareholders and anticipates that it will be held on June 29, 2004. The meeting was originally scheduled for May 6, 2004.

The company expects to announce operating results for the first quarter of 2004 on April 28, 2004. The company’s wireless operation, U.S. Cellular, had strong net additions from distribution channels in the quarter from all of its major markets with net additions totaling 196,000. The 196,000 net additions do not include 76,000 subscribers transferred to AT&T Wireless Services, Inc. on February 18, 2004, the result of a previously announced sale of wireless properties and customers between U.S. Cellular and AT&T Wireless. The company will revise its full-year guidance on April 28. Additionally, the company recorded post-pay churn in the quarter of 1.3%, which is one of the lowest churn rates for the wireless sector. The company said its wireline operation, TDS Telecom, also performed very well in the quarter. ILEC equivalent access lines increased approximately 9,000 over the comparable quarter a year ago and now total 722,400. CLEC equivalent access lines increased 75,000 over the comparable quarter a year ago and now total 379,000. ILEC and CLEC DSL customers now total 50,000, up 93% from a year ago. The number of ILEC long distance customers grew 32% year-to-year and now total 266,000.

The estimated effects of the restatements are preliminary and subject to review by the company’s independent auditors. Although the company is not aware of any circumstances that would cause such amounts to change materially, until the review by its auditors is complete and the restated financial statements are filed with the Securities and Exchange Commission, there can be no assurance that the restated financial statements will not differ materially from these estimates.

As a result of the restatements, previously reported consolidated financial statements for the years ended December 31, 2003 and 2002, including the reports of the independent auditors, and the interim quarterly financial statements for those years, should not be relied upon. The company intends to file an amendment to its 2003 Form 10-K as promptly as possible. It will include restated financial statements and financial information for each of the years ended December 31, 2003 and 2002, including restated interim quarterly financial information for those years.

Telephone and Data Systems, Inc., a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless and wireline service. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of March 31, 2004, the company employed approximately 10,700 people and served approximately 5.7 million customers/units in 36 states. For more information, visit www.teldta.com .

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in circumstances or events that may affect the ability of USM to start up the operations of the licensed areas involved in the AWE transaction completed in August 2003; the ability of USM to successfully manage and grow the operations of the Chicago MTA; changes in the overall economy; changes in competition in the markets in which TDS and USM operate; advances in telecommunications technology; changes brought about by the implementation of local number portability; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; changes in the capital markets that could adversely impact the availability, cost and terms of financing; an adverse change in the ratings afforded TDS and USM debt securities by nationally accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average service revenue per unit, churn rates, roaming rates and the mix of products and services offered in TDS and USM markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with the SEC.